EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President - Investor Relations	Kirsten Chapman
217-258-9522	415-433-3777
investor.relations@consolidated.com	kchapman@lhai.com

Consolidated Communications Holdings Reports Fourth Quarter and Full Year 2006 Results
- IPTV Subscribers Grew by over 1,300 in the Quarter to End the Year at Almost 7,000 -
- DSL Subscribers Grew by 35% Year-over-Year to 52,732 -
- Adjusted EBITDA of $35.7 Million, Net Cash from Operations of $25.0 Million -

Mattoon, IL – March 8, 2007 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL)today announced results for the fourth quarter and year ended December 31, 2006.  The company reported revenues of $81.7 million for the quarter and $320.8 million for the twelve-month period.  Adjusted EBITDA and net cash provided by operating activities for the quarter were $35.7 million and $25.0 million, respectively, and for the twelve-month period were $139.8 million and $84.6 million, respectively.

“Throughout 2006, we executed on plan, and consistently delivered strong operational and financial results,” said Bob Currey, Consolidated’s president and chief executive officer.  “During the year, we completed the IP backbone network, which facilitated the launch of our IPTV product in Texas, and grew total connections by over 10,000.  We successfully completed Phase II of our billing integration, improved our cost structure, and repurchased 3.8 million shares from an initial investor in a cash accretive transaction.  For 2006, we generated almost $140.0 million in adjusted EBITDA and excluding results from asset sales, our payout ratio was 76.6 percent.”

“Our DSL and IPTV sales and marketing campaigns drove the over 4,600 quarterly increase and 18,300 annual increase in broadband connections. DSL had an outstanding quarter adding over 3,300 subscribers.  We ended the year with over 52,700 subscribers, representing a 35.0 percent annual increase.  2006 was our best year ever in terms of net DSL additions.”

“We added over 1,300 IPTV subscribers in the fourth quarter, bringing the total subscriber base to nearly 7,000.  Illinois subscribers grew by over 800, and we added almost 500 subscribers in Texas.  As we did initially in Illinois, we are doing a controlled launch in Texas to ensure the network and back office processes are performing well.    To date, everything is on track and results are meeting our expectations.  Across both states we now pass almost 90,000 homes, adding almost 17,000 homes in Texas in the fourth quarter.  With over 90.0 percent of our IPTV customers taking our triple play, we are the leading network based triple play provider in our markets,” Currey concluded.

Operating Statistics at December 31, 2006, Compared to December 31, 2005

•	Total connections were 293,375, an increase of 10,013, or 3.5 percent.
•

Total local access lines were 233,689, a decrease of 8,335, or 3.4 percent.  Excluding the impact of the previously announced adjustment in the third quarter of 2006, access lines would have decreased by 7,555 or 3.1 percent.

•	Broadband connections were 59,686, an increase of 18,348 or 44.4 percent.
• DSL subscribers were 52,732, an increase of 13,540, or 34.5 percent.
• IPTV subscribers were 6,954, an increase of 4,808, or 224.0 percent.
•	Long distance lines were 148,181, an increase of 4,299, or 3.0 percent.
•	Total service bundles were 43,175, an increase of 6,548, or 17.9 percent.

Steve Childers, Consolidated’s chief financial officer, said, “As expected, our financial results were strong for both the quarter and for the full year.  I am also pleased to announce two items that strengthen our capital structure.  First, on February 26, 2007, we successfully completed the repricing of our senior secured credit facility.  The interest rate on our $464.0 million term debt was lowered by 25 basis points to LIBOR plus 175 basis points.  This will result in approximately $1.2 million in annual cash interest savings.  Second, in the fourth quarter we executed $150.0 million in interest rate swaps. After giving effect to the new swap arrangements, interest rates on 86.2 percent of our $464.0 million credit facility will be fixed.  Had the credit facility repricing and swaps been in effect on December 31, 2006, our weighted average interest rate on term debt would have been 6.60 percent.”

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $14.3 million and the dividend payout ratio was 70.2 percent.  As of December 31, 2006, cumulative available cash, which is defined in the dividend restriction covenants in the credit facility as the difference between CAPD and dividends paid for the period since September 30, 2005, was approximately $25.4 million.  At December 31, 2006, cash and cash equivalents were $26.7 million. The company made capital expenditures of $8.4 million during the fourth quarter, bringing the year-to-date total to $33.4 million.

Financial Highlights for the Fourth Quarter Ended December 31, 2006

•

Revenues were $81.7 million, compared to $81.2 million in the fourth quarter of 2005.  The increase was driven by a $1.8 million increase in Data and Internet Services due to growth in DSL and IPTV subscribers and a $0.4 million increase in Network Access Services primarily due to increases in switched access rates. These increases were substantially offset by declines in Subsidies and Long Distance.  The reduction in Subsidies revenue was primarily attributable to declines in Universal Service Fund draws associated with changes in national average loop cost and lower recoverable expenses. These reductions were partially offset by a $0.5 million prior period subsidy receipt.  The decrease in Long Distance was primarily related to a decline in the average rate per minute associated with the increased penetration of our unlimited long distance plan.

•

Income from operations was $4.8 million, compared to $15.0 million in the fourth quarter of 2005.  The primary driver of the decrease was an $11.2 million impairment charge associated with the customer list valuations assigned to our operator services and telemarketing businesses.  The non-cash impairment charge was associated with two non-core businesses and has no impact on the credit agreement covenants that govern our ability to pay dividends.

•

Interest expense, net was $11.6 million, compared to $10.6 million in the same quarter last year.  The increase was primarily driven by the increase in bank debt associated with the share repurchase in the third quarter of 2006.

•

Income tax expense/(benefit) was $(3.3) million, compared to $7.2 million in the fourth quarter of 2005.  The fourth quarter of 2006 reflects the impact of the impairment charge.  Impacting the fourth quarter of 2005 was $4.6 million in incremental tax expense associated with the company’s tax-free reorganization plan made in connection with the IPO.

•	Net loss was $0.5 million, compared to a net loss of $2.1 million in the fourth quarter of 2005.
•

Net loss per common share was $0.02.  A number of factors affected 2006 and 2005 net income per share in ways that make comparisons difficult.  “Adjusted net income per share” excludes these factors as presented in the table provided in this release. On that basis, “adjusted net income per share” for the quarter ended December 31, 2006 was $0.21.

•

Adjusted EBITDA was $35.7 million and net cash provided by operating activities was $25.0 million, compared to $35.6 million and $32.2 million, respectively, for the fourth quarter of 2005. Total net debt to last twelve month Adjusted EBITDA coverage ratio was 4.1 times to one, and all other coverage ratios were also within compliance levels of our credit facility.

Financial Highlights for the Twelve Months Ended December 31, 2006

•

Revenues were $320.8 million, compared to $321.4 million for the prior year period. The reduction reflects decreases in Subsidies, Local Calling Services and Long Distance revenues, partially offset by increases in Network Access Services revenue associated with increased demand for special access circuits, increased Data and Internet Services revenue driven by growth in both DSL and IPTV subscribers, and increased Other Operations revenue.

•

Net income was $13.3 million, compared to a net loss of $4.5 million for the prior year period.  The year-over-year increase was due to operating efficiency improvements, the deferred tax benefit attributable to the changes in the Texas franchise tax law, lower non-cash stock compensation expense, and lower interest expense.

•

Net income per common share was $0.47.  A number of factors affected 2006 and 2005 net income per share in ways that make comparisons difficult.  “Adjusted net income per share” excludes these factors as presented in the table provided in this release. On that basis, “adjusted net income per share” for the year ended December 31, 2006 was $0.67.

•

Adjusted EBITDA was $139.8 million and net cash provided by operating activities was $84.6 million, compared to $136.8 million and $79.3 million, respectively.  The increase in Adjusted EBITDA was primarily due to operating efficiency improvements and increased cash distributions from cellular partnership investments, partially offset by a net $3.0 million decrease in prior period subsidy receipts.

Financial Guidance

For 2007, the company provides the following guidance: Capital expenditures are expected to be in the range of $32 million to $34 million; cash interest expense is expected to be in the range of $43.5 million to $45 million; and cash income taxes are expected to be in the range of $12 million to $14 million.

Dividend Payments

The company paid its latest quarterly dividend of $0.38738 per common share on February 1, 2007 to stockholders of record on January 15, 2007.  On March 5, 2007, the company’s board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2007 to stockholders of record at the close of business on April 15, 2007.   The board of directors has indicated its intention to continue paying the quarterly dividend at the current level for 2007.

Conference Call Information

The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time.  The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com.  The webcast will also be archived on the company’s website.
If you do not have internet access, the conference call dial-in number is 1-800-642-1783.  International parties can access the call by dialing 1-706-679-5600.  A telephonic replay of the conference call will also be available starting two hours after completion of the call until March 12, 2007 at midnight Eastern Time.  To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 7168732.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”,  “cash available to pay dividends”, “cumulative available cash”, “total net debt to last twelve month Adjusted EBITDA coverage ratio”, and “adjusted net income per share”, all of which are non-GAAP financial measures.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA, which corresponds to pro forma Bank EBITDA as used and defined in the prospectus dated July 21, 2005 filed in connection with the IPO, is comprised of historical EBITDA, as adjusted for certain adjustments permitted and contemplated by our credit facility.

EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis.  We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP.  EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense (after giving pro forma effect to the IPO as if it had been completed on July 1, 2005), (2) capital expenditures and (3) cash taxes.

We present Adjusted EBITDA and cash available to pay dividends for several reasons.  Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, and cumulative available cash are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA, cash available to pay dividends and cumulative available cash after giving effect to specified charges. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by these other items, provide important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.

Because Adjusted EBITDA is a component of Dividend Payout Ratio and the ratio of total net debt to last twelve month Adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating the companies in our industry.

For a more detailed discussion of these and other limitations on the use of these non-GAAP financial measures, please see the section entitled “Dividend Policy and Restrictions” in our prospectus dated July 21, 2005.  The prospectus is not incorporated by reference in this release.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas.  Each of the operating companies has been operating in its local market for over 100 years. With approximately 234,000 local access lines, 53,000 DSL subscribers and 7,000 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing.  Consolidated Communications is the 15th largest local telephone company in the United States.

Safe Harbor

Any statements contained in this press release that are not statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such.  The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements.  Such forward-looking statements reflect, among other things, the company’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks include, but are not limited to the following: various risks to stockholders of not receiving dividends and risks to the company’s ability to pursue growth opportunities if the company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the common stock; the substantial amount of debt and the company’s ability to incur additional debt in the future; the company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the company’s possible pursuit of acquisitions; economic conditions in the company’s service areas in Illinois and Texas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the company’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations, and the other risks identified in the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as in the other documents that we file from time to time with the Securities and Exchange Commission.

Many of these risks are beyond management’s ability to control or predict.  All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the company’s filings with the Securities and Exchange Commission.  Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, the company does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

– Tables Follow –

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$26,672	$31,409
Accounts receivable, net	34,396	35,503
Prepaid expenses and other current assets	13,149	12,123

Total current assets	74,217	79,035
Property, plant and equipment, net	314,381	335,088
Intangibles and other assets	500,981	531,827

Total assets	$889,579	$945,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,004	$11,743
Accrued expenses and other current liabilities	54,742	56,116

Total current liabilities	65,746	67,859
Long-term debt	594,000	555,000
Other long-term liabilities	111,180	120,889

Total liabilities	770,926	743,748

Minority interests	3,695	2,974

Stockholders’ equity:
Common stock, $0.01 par value	260	297
Paid in capital	199,858	254,162
Accumulated deficit	(87,362)	(57,533)
Accumulated other comprehensive income	2,202	2,302

Total stockholders’ equity	114,958	199,228

Total liabilities and stockholders’ equity	$889,579	$945,950

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

Revenues	$81,678	$81,225	$320,767	$321,429
Operating expenses:
Cost of services and products	25,329	26,436	98,093	101,159
Selling, general and administrative expenses	23,746	23,274	94,693	98,791
Impairment of intangible assets	11,240	—	11,240	—
Depreciation and amortization	16,554	16,527	67,430	67,379

Income from operations	4,809	14,988	49,311	54,100
Other income (expense):
Interest expense, net	(11,558)	(10,631)	(42,899)	(53,443)
Other income, net	2,881	780	7,260	5,816

Income (loss) before income taxes	(3,868)	5,137	13,672	6,473
Income tax (benefit) expense	(3,347)	7,234	405	10,935

Net income (loss)	(521)	(2,097)	13,267	(4,462)
Dividends on redeemable preferred shares	—	—	—	(10,263)

Net income (loss) applicable to common stockholders	$(521)	$(2,097)	$13,267	$(14,725)

Net income (loss) per common share	$(0.02)	$(0.49)	$0.47	$(0.83)

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

OPERATING ACTIVITIES
Net Income (loss)	$(521)	$(2,097)	$13,267	$(4,462)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	16,554	16,527	67,430	67,379
Non-cash stock compensation	607	1,346	2,482	8,590
Other adjustments, net	6,533	14,380	8,083	18,013
Changes in operating assets and liabilities, net	1,857	2,073	(6,669)	(10,220)

Net cash provided by operating activities	25,030	32,229	84,593	79,300

INVESTING ACTIVITIES
Proceeds from sale of investments	—	—	5,921	—
Proceeds from sale of assets	225	—	815	—
Capital expenditures	(8,351)	(9,498)	(33,388)	(31,094)

Net cash used in investing activities	(8,126)	(9,498)	(26,652)	(31,094)

FINANCING ACTIVITIES
Proceeds from issuance of stock	—	(209)	—	67,589
Proceeds from issuance of long-term obligations	—	—	39,000	5,688
Payments made on long-term obligations	—	(11,825)	—	(86,934)
Payment of deferred financing costs	—	(815)	(262)	(5,552)
Purchase of treasury shares	(87)	—	(56,823)	(12)
Distribution to preferred shareholders	—	—	—	(37,500)
Dividends on common stock	(10,043)	(12,160)	(44,593)	(12,160)

Net cash provided by (used in) financing activities	(10,130)	(25,009)	(62,678)	(68,881)

Net increase (decrease) in cash and cash equivalents	6,774	(2,278)	(4,737)	(20,675)
Cash and cash equivalents at beginning of period	19,898	33,687	31,409	52,084

Cash and cash equivalents at end of period	$26,672	$31,409	$26,672	$31,409

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Telephone Operations
Local calling services	$20,947	$21,115	$85,131	$88,203
Network access services	16,859	16,411	68,135	64,385
Subsidies	12,623	13,406	47,588	53,936
Long distance services	3,551	3,969	15,178	16,283
Data and Internet services	8,385	6,630	30,917	25,804
Other services	8,808	9,151	33,385	33,675

Total Telephone Operations	71,173	70,682	280,334	282,286
Other Operations	10,505	10,543	40,433	39,143

Total operating revenues	$81,678	$81,225	$320,767	$321,429

Consolidated Communications
Schedule of ARPU Calculations
(Dollars in thousands, except average revenue per user data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Ending Access Lines	233,689	242,024	233,689	242,024
Average Access Lines	234,783	243,756	238,399	248,214
Telephone Operations Revenue	$71,173	$70,682	$280,334	$282,286
Prior period subsidy settlements	$481	$83	$(1,313)	$1,704

Telephone Operations, excluding prior period subsidy settlements	$70,692	$70,599	$281,647	$280,582

Monthly Telephone Operations ARPU	$101.05	$96.66	$97.99	$94.77
Monthly Telephone Operations ARPU, excluding prior period subsidy settlements	$100.37	$96.54	$98.45	$94.20

ARPU, or average revenue per user, reflects revenue per average access line

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Historical EBITDA:
Net cash provided by operating activities	$25,030	$32,229	$84,593	$79,300
Adjustments:
Compensation from restricted share plan	(607)	(1,346)	(2,482)	(8,590)
Other adjustments, net	(6,533)	(14,380)	(8,083)	(18,013)
Changes in operating assets and liabilities	(1,857)	(2,073)	6,669	10,220
Interest expense, net	11,558	10,631	42,899	53,443
Income taxes	(3,347)	7,234	405	10,935

Historical EBITDA (1)	24,244	32,295	124,001	127,295
Adjustments to EBITDA:
Integration, restructuring and Sarbanes-Oxley (2)	601	1,994	3,684	7,400
Professional service fees (3)	—	—	—	2,867
Other income, net (4)	(2,881)	(780)	(7,143)	(3,036)
Investment distributions (5)	1,849	771	5,516	1,590
Pension curtailment gain (6)	—	—	—	(7,880)
Intangible assets impairment (7)	11,240		11,240
Non-cash compensation (8)	607	1,346	2,482	8,590

Adjusted EBITDA	$35,660	$35,626	$139,780	$136,826

Footnotes for Adjusted EBITDA:

(1)	Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.

(2)

Represents certain expenses associated with integrating and restructuring the Texas and Illinois businesses and Sarbanes-Oxley start-up costs. For the fourth quarter 2006, this is comprised of $0.4M in severance costs and $0.2M in billing integration costs.  For YTD 2006, this is comprised of $2.0M in severance, $0.8M in Sarbanes-Oxley start-up costs and $0.9M in billing integration costs.

(3)

Represents the aggregate professional service fees paid to certain large equity investors prior to our initial public offering. Upon closing of the initial public offering, these agreements terminated.

(4)

Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items.  Key man life insurance proceeds of $2.8 million received in June 2005 are not deducted to arrive at Adjusted EBITDA.

(5)	For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.

(6)

Represents a one-time $7.9 million curtailment gain associated with the amendment of our Texas pension plan.  The gain was recorded in general and administrative expenses.  However, because the gain is non-cash and non-recurring, it is excluded from Adjusted EBITDA.

(7)

Upon completion of our annual impairment review and as a result of a decline in estimated future cash flows in the telemarketing and operator services business, we determined that the value of the customer lists associated with these businesses was impaired.

(8)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2006	Three Months Ended December 31, 2005	October 1, 2005 to December 31, 2006 (4)

Adjusted EBITDA	$35,660	$139,780	$35,626	$175,406
- Cash interest expense	(10,855)	(40,613)	(9,384)	(49,997)
- Capital Expenditures	(8,351)	(33,388)	(9,498)	(42,886)
+ Proceeds from asset sales (1)	—	6,594	—	6,594
- Cash income taxes	(2,163)	(8,237)	(172)	(8,409)
+ Cash interest income	95	745	174	919
- Repurchases of stock (2)	(87)	(87)	—	(87)

Cash available to pay dividends	$14,299	$64,794	$16,746	$81,540

Quarterly Dividend	$10,043	$44,593	$11,537	$56,130
Payout Ratio	70.2%	68.8%	68.9%	68.8%
Adjusted Payout ratio (3)	70.2%	76.6%	68.9%	74.9%

(1)

Represents $590 and $83 of proceeds from the sale of idle property during the three months ended September 30, 2006 and March 31, 2006, respectively; and $5,921 of proceeds from the redemption of class C shares of RTB stock in the three months ended June 30, 2006.

(2)	Represents the cancellation of stock by employees to pay withholding tax on shares vesting under the Company’s Long Term Incentive Plan.

(3)	Represents the payout ratio excluding the effect of asset sales.

(4)	Represents cumulative available cash for the period from October 1, 2005 to December 31, 2006.

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Senior Notes	$130,000
Term loan D	464,000

Total debt as of December 31, 2006	$594,000
Less cash on hand	(26,672)

Total net debt as of December 31, 2006	$567,328

Adjusted EBITDA for the last twelve months ended December 31, 2006	$139,780
Total Net Debt to last twelve months Adjusted EBITDA	4.1x

Consolidated Communications
Adjusted Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2006

Reported net income applicable to common stockholders	$(521)	$13,267
Deferred tax adjustment	(811)	(5,979)
Returns to provision tax true-up	(408)	399
Third Quarter 2006 Litigation Settlement, net of tax	—	280
Impairment, net of tax	6,294	6,294
Severance, net of tax	243	1,115
Billing integration, net of tax	94	528
Sarbanes Oxley start-up costs, net of tax	—	420
Non-cash compensation	607	2,482

Adjusted income applicable to common stockholders	$5,498	$18,806

Weighted average number of shares outstanding	26,003,117	28,170,501

Adjusted net income per share	$0.21	$0.67

Calculations above assume a 44.0 percent effective tax rate.

Consolidated Communications
Key Operating Statistics

	December 31, 2006	December 31, 2005

Local access lines in service
Residential	155,354	162,231
Business (1)	78,335	79,793

Total local access lines (1)	233,689	242,024
IPTV subscribers
Illinois	6,342	2,146
Texas	612	—

Total IPTV subscribers	6,954	2,146
DSL subscribers	52,732	39,192

Broadband Connections	59,686	41,338
Total connections (1)	293,375	283,362

Long distance lines	148,181	143,882
Dial-up subscribers	11,942	15,971
Service bundles	43,175	36,627
IPTV Homes passed
Illinois	35,843	19,500
Texas	54,129	—

Total homes passed	89,972	19,500

(1)	Reflects cumulative line loss associated with MCIMetro’s ISP regrooming of 5,332 at 12/31/05 and 5,380 at 12/31/06.